Exhibit 21

MasTec, Inc.
SUBSIDIARIES OF MASTEC, INC.
December 31, 2021
NORTH AMERICA

A-1 Excavating, LLC (WI)	(100% owned by MasTec North America, Inc.)

Cash Construction Company, Inc. (TX)	(100% owned by MasTec North America, Inc.)

Decisive Communications, Inc. (MD)	(100% owned by MasTec North America, Inc.)

EC Source Services, LLC (FL)	(100% owned by MasTec, Inc.)

FNF Construction, Inc. (AZ)	(100% owned by Infrastructure Holdings Corporation) (DE)) (100% owned by MasTec North America, Inc.)

Henkels & McCoy Holdings, Inc. (PA)	(100% owned by MasTec, Inc.)

Intren, LLC (IL)	(100% owned by MasTec, Inc.)

Lemartec Corporation (FL)	(100% owned by MasTec North America, Inc.)

New Stout Excavating Group, LLC	(100% owned by MasTec North America, Inc.)

MasTec Canada, Inc. (Canada)	(100% owned by Pacer Construction Holdings Corporation (Canada)) (100% owned by MasTec Canadian Holdco ULC (Canada)) (100% owned by MasTec Cooperateif (UA))

MasTec Comanche, LLC (FL)	(100% owned by MasTec Pipeline Holdings, LLC)

MasTec Cooperateif (UA) (NL)	(99.99% owned by MasTec North America, Inc.) (0.01% owned by MasTec Foreign Holdings, LLC (FL))

MasTec Network Solutions, LLC f/k/a Nsoro MasTec, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec North America, Inc. (FL)	(100% owned by MasTec, Inc.)

MasTec Pipeline Holdings, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec TPP, LLC (FL)	(100% owned by MasTec Pipeline Holdings, LLC)

Precision Pipeline LLC (WI)	(100% owned by Precision Acquisition, LLC (WI)) (100% owned by MasTec, Inc.)

Pumpco, Inc. (TX)	(100% owned by MasTec North America, Inc.)

SEFNCO Communications, Inc. (CA)	(100% owned by MasTec North America, Inc.)

Three Phase Line Construction, Inc. (NH)	(100% owned by MasTec, Inc.)

Wanzek Construction, Inc. (ND)	(100% owned by MasTec North America, Inc.)

Certain other subsidiaries have been omitted because, in the aggregate, they would not constitute a significant subsidiary.